UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 20, 2012

HENRY COUNTY BANCSHARES, INC.

(Exact name of Registrant as Specified in Charter)

Georgia	000-49789	58-14855111
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4806 N. Henry Blvd., Stockbridge, GA 30281

(Address of Principal Executive Offices)

(770) 474-7293

Registrant’s telephone number, including area code

NOT APPLICABLE

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.03	Bankruptcy or Receivership.

On January 20, 2012, the Georgia Department of Banking and Finance closed The First State Bank (the “Bank”), which is a wholly owned banking subsidiary of Henry County Bancshares, Inc. (the “Company”), and the Federal Deposit Insurance Corporation (“FDIC”) was named as the receiver of the Bank.

In connection with the closure of the Bank, the FDIC issued a press release, dated January 20, 2012, announcing the following:

•

The FDIC entered into a purchase and assumption agreement with Hamilton State Bank, Hoschton, Georgia to assume all of the deposits of the Bank. Accordingly, all deposits of the Bank, including those with deposits in excess of the FDIC’s insurance limits, will automatically become depositors of Hamilton State Bank for the full amount of their deposits, and they will continue to have uninterrupted access to the Bank’s deposits. Depositors will continue to be insured with Hamilton State Bank, so there is no need for customers to change their banking relationship to retain their deposit insurance.

•	Beginning on Saturday, January 21, 2012, the offices of the Bank will open for business as branches of Hamilton State Bank.

•

In addition to assuming all of the deposits of the Bank, Hamilton State Bank purchased essentially all of the Bank’s assets pursuant to a loss-share transaction of approximately $419.5 million of the Bank’s assets. The loss-share transaction provides for Hamilton State Bank and the FDIC to share in the losses on the assets covered under this agreement.

•

Customers who have questions about the foregoing matters, or who would like more information about the closure of the Bank, can visit the FDIC’s web site located at http://www.fdic.gov/bank/individual/failed/firststatebank-ga.html, or call the FDIC toll-free at (800) 913-5370.

A complete copy of the FDIC’s press release can be found on the Internet at http://www.fdic.gov/news/press/2012/pr12006.html.

In addition, the Company has mailed a letter to its shareholders dated January 20, 2012. A copy of this letter is attached as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits.

Exhibit	Description

99.1	Letter to shareholders, dated January 20, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Company duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HENRY COUNTY BANCSHARES, INC.

Date: January 23, 2012	By:	/s/ David H. Gill
David H. Gill
Chief Executive Officer